Exhibit 99.1

IMPLANT SCIENCES RECEIVES NOTICE FROM NYSE ALTERNEXT US REGARDING LISTING STANDARDS

WAKEFIELD, MA. November 12, 2008…Implant Sciences Corporation (NYSE Alternext US: IMX), an established supplier of systems and sensors for the homeland security market and related industries, today announced it received notice, on November 5, 2008, from the NYSE Alternext US, LLC (the “Exchange”), that the Company is not in compliance with certain of the Exchange’s continued listing standards as set forth in Part 10 of the Exchange’s Company Guide (the “Company Guide”). Specifically, after reviewing the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, the Exchange has determined that the Company is not in compliance with Section 1003(a)(iv) of the Company Guide because the Company “has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.”

On May 12, 2008, the Company announced that it had submitted a plan of compliance (the “Plan”) to the Exchange in response to an April 9, 2008 notification by the Exchange of noncompliance with Section 1003(a)(ii) of the Company Guide with stockholders equity of less than $4,000,000 and losses from continuing operations and net losses in three out of its four most recent fiscal years and Section 1003(a)(iii) of the Company Guide with stockholders equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years.

The Company intends to submit a revised Plan to the Exchange on or before November 19, 2008, which will address the actions the Company has taken and will take that would bring it into compliance with Section 1003(a)(iv) of the Company Guide by February 5, 2009. The Company’s common stock will continue to be listed on the Exchange pending the Exchange’s review of the revised Plan.

Phillip C. Thomas, Implant Sciences’ Chief Executive Officer, said, “Earlier today, we announced the denial of a motion by Evans Analytical Group, LLC to attach substantial portions of our assets prior to any final judgment on the merits of Evans’ claims in the litigation over the sale of our Accurel Systems assets. We hope that this news, together with the previously announced restructuring of our obligations to Laurus Master Fund into April 2009 and other initiatives we have implemented or are attempting to implement, will demonstrate to the Exchange that we will be able to regain compliance with all continued listing requirements on a timely basis.”

The Company will remain subject to the conditions set forth in the Exchange’s notification of April 9, 2008. Accordingly, if the Company’s revised Plan is not accepted, the Company’s common stock may be subject to delisting proceedings. If the revised Plan is accepted, but the Company is not in compliance with all of the Exchange’s continued listing standards by October 9, 2009 or does not make progress consistent with the revised Plan prior to that date, the common stock may be subject to delisting proceedings.

About Implant Sciences

Implant Sciences develops, manufactures and sells sophisticated sensors and systems for the Security, Safety and Defense (SS&D) industries. The Company has developed proprietary technologies used in its commercial portable and bench-top explosive trace detection systems which ship to a growing number of locations domestically and internationally. For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to, the Company’s ability to successfully develop a compliance plan that will be satisfactory to the NYSE Alternext US and, if accepted, execute upon the compliance plan so as to regain compliance with the NYSE Alternext US listing standards within the prescribed timeframes; if the NYSE Alternext US delists our common stock, it may be extremely difficult to raise capital; an adverse determination in the litigation related to our sale of the assets of our Accurel subsidiary would have a material adverse effect on our financial condition and results of operations and could require us to file for protection under bankruptcy laws; if we are unable to redeem the Series D Preferred Stock on April 10, 2009, Laurus may seize our assets and we may be forced to curtail or discontinue operations entirely; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the period ended June 30, 2008. The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation
Glenn Bolduc, CFO
(781) 246-0700
gbolduc@implantsciences.com